Exhibit 99.1

January 13, 2012

Dear Shareholder,

Cole Credit Property Trust, Inc. (CCPT) continues to perform well, especially given the difficult market conditions we have weathered over the last few years.  As of its most recently filed quarterly financial statements, dated September 30, 2011, CCPT maintained an occupancy rate of 100% and an average remaining lease term of 9.5 years.  The portfolio is well-diversified across 41 properties in 19 states.

I am happy to report that the Board of Directors of CCPT recently met and estimated the value of the REIT’s shares in order to assist retirement plan fiduciaries and IRA trustees and custodians with their annual reporting requirements.  The Board unanimously approved an estimated share value of $7.95, as of December 31, 2011.  This is an increase of 3.9% over the previous share value of $7.65, set in January 2011.  In determining this value, the Board considered materials prepared by CBRE Capital Advisors, Inc., an independent investment banking firm with expertise in providing real estate valuation services, as well as information provided by CCPT’s advisor.1  The estimated share value will be reflected on your statement for January 2012, which you should receive in early February.

Also, on December 15, 2011, CCPT sold a property leased to CarMax Auto Superstores, Inc. for $19.1 million, resulting in a gain of approximately $1.5 million.  The net proceeds from the sale were approximately $4.5 million after assumption of the mortgage loan on the property by the buyer and payment of all transaction and closing costs.  CCPT is currently evaluating potential uses of the net proceeds, which may, among other things, include the partial repayment of other outstanding mortgage indebtedness.

Funds from operations in the portfolio also remain steady, and we will be maintaining the current annualized distribution rate of 5.00% for the first quarter of 2012, based on the original $10.00 offering price.

In summary, we are pleased with the overall performance of CCPT and where it is positioned in the current market cycle.  Our conservative investment strategy of focusing on institutional quality commercial real estate net leased to high-quality corporate tenants on a long-term basis continues to serve the income needs of our investors.

Cole Real Estate Investments  •  2575 East Camelback Road, Suite 500  •  Phoenix, Arizona 85016

P: 602.778.8700  •  F: 602.778.8780  •  www.ColeCapital.com

If you have any questions regarding this letter or your investment in CCPT, please contact your financial advisor or a Cole representative at 866-907-2653.  Thank you for your investment and the trust you have placed with us.

Sincerely,

Marc Nemer
President & Chief Executive Officer
Cole Real Estate Investments

1.
CBRE Capital Advisors, Inc. (CBRE Cap) is the investment banking business of CBRE in the Americas.  CBRE Cap has extensive real estate investment banking experience, including advising on significant real estate transactions and providing strategic advice to leading real estate private equity funds.  CBRE Cap provides an array of services including strategic mergers and acquisitions advice and pre-IPO advisory, capital raising, restructuring, and valuation services.

All real estate valuation methodologies depend on a number of judgments and opinions, and the use of different judgments and opinions may have resulted in a different estimate of value.  Additionally, as there is no active market for trading CCPT shares, the estimated value may not reflect what shareholders might receive upon selling their shares.  For a description of the methodologies considered by our Board, please refer to the Current Report on Form 8-K filed on 01/13/2012 available at www.colecapital.com.

Certain statements in this letter may be considered forward-looking statements that reflect the current views of Cole’s management with respect to future events.  Forward-looking statements about Cole’s plans, strategies, and prospects are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated.  Forward-looking statements are not intended to be a guarantee of any event, action, result, outcome or performance in future periods.  Cole does not intend or assume any obligation to update any forward-looking statements, and the reader is cautioned not to place undue reliance on them.

Cole Real Estate Investments  •  2575 East Camelback Road, Suite 500  •  Phoenix, Arizona 85016

P: 602.778.8700  •  F: 602.778.8780  •  www.ColeCapital.com